Filed Pursuant to Rule 424(b)(3)

Registration No. 333-188549

Registration No. 333-172792

Prospectus Supplement No. 5 to the Prospectus Dated May 10, 2013

Prospectus Supplement No. 23 to the Prospectus Dated August 30, 2011

Issued January 24, 2014

CROSSROADS SYSTEMS, INC.

This prospectus dated January 24, 2014 supplements and amends

(i)	our prospectus dated May 10, 2013 relating to 639,621 shares of our issued and outstanding common stock, 4,231,154 shares of our common stock issuable upon conversion of our 5.0% Series F Convertible Preferred Stock, 3,737,298 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock and up to 627,587 shares of common stock that may be issued as dividends on the convertible preferred stock; and

(ii)	our prospectus dated August 30, 2011 relating to 3,154,579 shares of our common stock, 1,020,970 warrants to purchase shares of our common stock and the exercise of the warrants by those who purchased the warrants from selling security holders pursuant to this prospectus and 1,020,970 additional shares of common stock issuable upon exercise of the warrants for sale by our security holders from time to time.

You should read this prospectus supplement in conjunction with the prospectus dated May 10, 2013 and/or the prospectus dated August 30, 2011, each as supplemented from time to time, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectuses, including any amendments or supplements to the prospectuses. This prospectus supplement is qualified by reference to the prospectuses, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectuses and any amendments or supplements to the prospectuses.

This prospectus supplement includes our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2014.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of both our prospectus dated May 10, 2013 and our prospectus dated August 30, 2011 and under similar headings in any amendments or supplements to the prospectuses, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2014

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2014, Crossroads Systems, Inc. (“Crossroads”) entered into an Amendment to the Common Stock Purchase Warrant (the “Warrant Amendment”) with CF DB EZ LLC (the “Warrantholder”), which is an affiliate of Fortress Credit Co LLC and Fortress Investment Group LLC (such affiliates together, “Fortress”).

The sole purpose of the Warrant Amendment was to remove the “full-ratchet” anti-dilution provision of the warrant (the “Warrant”) that Crossroads issued to the Warrantholder effective July 22, 2013 in connection with Crossroads’ entry into a loan transaction with Fortress. The Warrant entitles the Warrantholder to purchase 1,454,545 shares of Crossroads common stock at an exercise price of $2.0625 per share. As a result of the Warrant Amendment, the “full-ratchet” anti-dilution provision described below is no longer in effect.

Under the “full-ratchet” anti-dilution provision prior to the Warrant Amendment, subject to Crossroads stockholder approval, if Crossroads issued or was deemed to have issued additional shares of common stock, subject to certain exceptions, at a price per share less than the $2.0625 exercise price, then the exercise price of the Warrant would have been reduced to the consideration per share received by Crossroads for such issuance, but not less than the then current market price for the common stock, or in the event the additional shares were issued without consideration, Crossroads would be deemed to have received an aggregate of $0.001 of consideration for all additional shares issued or deemed to be issued. This “full-ratchet” anti-dilution provision would have expired no later than July 22, 2014 under the original terms of the Warrant.

The foregoing description of the Warrant Amendment is not complete and is qualified in its entirety by reference to the Warrant Amendment attached hereto as Exhibit 4.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Amendment, dated January 23, 2014, to Common Stock Purchase Warrant issued by Crossroads Systems, Inc. to CF DB EZ LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: January 24, 2014	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	Amendment, dated January 23, 2014, to Common Stock Purchase Warrant issued by Crossroads Systems, Inc. to CF DB EZ LLC.

AMENDMENT TO
CROSSROADS SYSTEMS, INC.
COMMON STOCK PURCHASE WARRANT

THIS AMENDMENT TO CROSSROADS SYSTEMS, INC. COMMON STOCK PURCHASE WARRANT (this “Amendment”) is made as of January 23, 2014, by and between Crossroads Systems, Inc., a Delaware corporation (the “Company”), and CF DB EZ LLC (the “Holder”).

RECITALS

WHEREAS, the Company has previously issued to the Holder a certain Common Stock Purchase Warrant dated as of July 22, 2013 (the “Warrant”) pursuant to which the Company granted to the Holder the right to purchase from the Company up to 1,454,545 fully paid non-assessable shares of Common Stock of the Company at an exercise price of $2.0625 per share, subject to adjustment as provided therein;

WHEREAS, the Holder and the Company have agreed to amend the Warrant to remove the ratchet provision contained therein, as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1. Incorporation by Reference; Definitions. Except as specifically amended hereby, the terms of the Warrant are incorporated by reference into this Amendment. Capitalized terms not otherwise defined in this Amendment shall have the definitions ascribed to them in the Warrant.

Section 2. Amendment to Warrant. Effective upon the execution and delivery of this Amendment by the Holder, the provisions of Section 5.2 shall be removed in their entirety, whereupon Section 5.2 of the Warrant shall be amended and restated to read as follows:

“5.2. [Reserved].”

Section 3. Representations and Warranties of the Holder.

a) Title to Warrant. The Holder represents that it is the beneficial and record owner of the Warrant, and that such Warrant is owned by the Holder free and clear of all liens, other than restrictions on transfer that may be imposed by state or federal securities laws.

b) Accredited Investor. The Holder represents that it is an accredited investor, as defined in Rule 501 under the Securities Act of 1933, as amended.

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Section 4. Miscellaneous.

a) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware. The Holder hereby submits to the non-exclusive jurisdiction of the federal and state courts in the County of New York in any suit or proceeding arising out of or relating to this Amendment or the transactions contemplated thereby. The Holder irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Amendment in federal and state courts in the County of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

b) Effect of Amendment. Except as expressly amended by this Amendment, the Warrant is and shall remain in full force and effect and this Amendment shall become a part of the Warrant.

c) Successors and Assigns. Subject to applicable securities laws, this Amendment and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder.

d) Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Amendment.

e) Headings. The headings used in this Amendment are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Amendment.

f) Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CROSSROADS SYSTEMS, INC.

By:	/s/ Richard K. Coleman, Jr.
Name:	Richard K. Coleman, Jr.
Title:	President and CEO

CF DB EZ LLC

By:	/s/ Marc Furstein
Name:	Marc Furstein
Title:	COO

Crossroads Systems, Inc. Warrant Amendment